UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 9)

                 CONTINENTAL INFORMATION SYSTEMS CORPORATION
                               (Name of Issuer)

                         COMMON STOCK $.01 PAR VALUE
                       (Title of Class of Securities)

                                  211497102
                               (CUSIP Number)

                           DAVID M. GERSTEIN, ESQ.
                           MCLAUGHLIN & STERN, LLP
       260 Madison Avenue, 18th Fl., N.Y., N.Y. 10016 / (212) 448-1100
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                March 6, 2002
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of the Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 211497102                SCHEDULE 13D                Page 2 of 9 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EMANUEL GRUSS
     S.S. No. ###-##-####
________________________________________________________________________________
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                  (b) [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         See Item 5

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    See Item 5
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         See Item 5

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    See Item 5

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     See Item 5

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     See Item 5

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 211497102                SCHEDULE 13D                Page 3 of 9 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EMANUEL GRUSS AND LESLIE GRUSS, TRUSTEES
     FBO RIPTON PHILIP GRUSS ROSEN
     EID NO.   13-6960809
________________________________________________________________________________
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                  (b) [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK STATE

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         See Item 5

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    See Item 5
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         See Item 5

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    See Item 5

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     See Item 5

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     See Item 5

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 211497102                SCHEDULE 13D                Page 4 of 9 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EMANUEL GRUSS AND LESLIE GRUSS, TRUSTEES
     FBO MORGAN ALFRED GRUSS ROSEN
     EID NO.   13-7012429
________________________________________________________________________________
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                  (b) [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK STATE

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         See Item 5

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    See Item 5
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         See Item 5

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    See Item 5

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     See Item 5

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     See Item 5

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 211497102                SCHEDULE 13D                Page 5 of 9 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EMANUEL GRUSS AND BRENDA GRUSS, TRUSTEES
     FBO OREN ARTHUR GRUSS HIRSCH
     EID NO.   13-6875251
________________________________________________________________________________
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                  (b) [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK STATE

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         See Item 5

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    See Item 5
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         See Item 5

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    See Item 5

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     See Item 5

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     See Item 5

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 211497102                SCHEDULE 13D                Page 6 of 9 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EMANUEL GRUSS AND BRENDA GRUSS, TRUSTEES
     FBO JONATHAN OSCAR GRUSS HIRSCH
     EID NO.   13-6960808
________________________________________________________________________________
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                  (b) [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK STATE

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         See Item 5

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    See Item 5
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         See Item 5

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    See Item 5

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     See Item 5

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     See Item 5

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 211497102                SCHEDULE 13D                Page 7 of 9 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EMANUEL GRUSS AND BRENDA GRUSS, TRUSTEES
     FBO LENI GRUSS HIRSCH
     EID NO.   13-7067807
________________________________________________________________________________
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                  (b) [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK STATE

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         See Item 5

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    See Item 5
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         See Item 5

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    See Item 5

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     See Item 5

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     See Item 5

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 211497102                SCHEDULE 13D                Page 8 of 9 Pages

Item 2. Identity and Background

     Each reporting person listed in Item 5 below of this Amendment No. 9 has been previously identified as a reporting person in the Schedule 13D, as amended, which was filed by such person as a member of the former joint filing group which was described in Item 6 to Amendment No. 8 dated February 7, 2002. Emanuel Gruss, one of such persons, is no longer a shareholder or director of Oscar Gruss & Son Incorporated which had been a member of such joint filing group.

Item 5. Interest in Securities of the Issuer

     The following table sets forth the number of shares of the common stock of the issuer which are beneficially owned (as the term "beneficially" is defined in Rule 13d-3) by each of the above described reporting persons and by all of such reporting persons in the aggregate, as a group, together with the percentage of such common stock beneficially owned by each reporting person and all reporting persons in the aggregate, as a group, on the date hereof. Of such reporting persons, Emanuel Gruss has sole power to vote and dispose of the shares of such common stock which are owned by him. He and Leslie Gruss, as co-trustees, have the shared power to vote and dispose of the shares owned by the two trusts for the benefit of Ripton Philip Gruss Rosen and Morgan Alfred Gruss Rosen, respectively, which are described in such table. He and Brenda Gruss, as co- trustees, have the shared power to vote and dispose of the shares owned by three trusts for the benefit of Oren Arthur Gruss Hirsch, Jonathan Oscar Gruss Hirsch and Leni Gruss

Hirsch, respectively, which are described in such table.

                                           NUMBER OF
                                            SHARES          PERCENTAGE OF COMMON
                                         BENEFICIALLY        STOCK BENEFICIALLY
                NAME                        OWNED                   OWNED
                ----                     ------------       --------------------
Emanuel Gruss (Note 1)                     363,699                  7.04%

Emanuel Gruss and Leslie Gruss as           65,381                  1.27%
Trustees FBO Ripton Philip Gruss Rosen

Emanuel Gruss and Leslie Gruss as           61,293                  1.19%
Trustees FBO Morgan Alfred Gruss
Rosen

Emanuel Gruss and Brenda Gruss as            1,000                  0.02%
Trustees FBO Oren Arthur Gruss Hirsch

Emanuel Gruss and Brenda Gruss as            1,000                  0.02%
Trustees FBO Jonathan Oscar Gruss
Hirsch

Emanuel Gruss and Brenda Gruss as            1,000                  0.02%
Trustees FBO Leni Gruss Hirsch

All of the Reporting Persons               493,373                  9.55%
in the Aggregate as a Group

Note 1: Mr. Gruss' wife, Riane Gruss, is the beneficial owner of 100,000 shares. He does not have or share any power to vote or dispose of any of such shares and disclaims any beneficial interest therein.


                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 211497102                SCHEDULE 13D                Page 9 of 9 Pages

     During the past sixty days the following transactions were effected by the following reporting persons in the over-the-counter market:

   NAME OF REPORTING                                                   DATE OF
         PERSON            SHARES SOLD      PRICE PER SHARE          TRANSACTION
         ------            -----------      ---------------          -----------

Emanuel Gruss and Brenda        48,685     500 shares @ $0.21          03/06/02
Gruss as Trustees FBO                          per share;
Oren Arthur Gruss Hirsch                  balance @ $0.20 per
                                                 share

Emanuel Gruss and Brenda        44,597           $ 0.20                03/06/02
Gruss as Trustees FBO
Jonathan Oscar Gruss
Hirsch

Emanuel Gruss and Brenda        24,833           $ 0.23                03/06/02
Gruss as Trustees FBO Leni
Gruss Hirsch
                               -------
TOTAL                          118,115


                                  SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true and complete.

Dated:     April 4, 2002


                                    /s/ Emanuel Gruss
                                    --------------------------------------------
                                    Emanuel Gruss


                                    /s/ Emanuel Gruss
                                    --------------------------------------------
                                    Emanuel Gruss and Leslie Gruss as Trustees
                                    for the Benefit of Ripton Philip Gruss Rosen


                                    /s/ Emanuel Gruss
                                    --------------------------------------------
                                    Emanuel Gruss and Leslie Gruss as Trustees
                                    for the Benefit of Morgan Alfred Gruss Rosen


                                   /s/ Emanuel Gruss
                                   ---------------------------------------------
                                   Emanuel Gruss and Brenda Gruss, as
                                   Trustees for the Benefit of Oren Arthur Gruss Hirsch


                                   /s/ Emanuel Gruss
                                   ---------------------------------------------
                                   Emanuel Gruss and Brenda Gruss, as
                                   Trustees for the Benefit of Jonathan Oscar
                                   Gruss Hirsch


                                   /s/ Emanuel Gruss
                                   ---------------------------------------------
                                   Emanuel Gruss and Brenda Gruss, as
                                   Trustees for the Benefit of Leni Gruss Hirsch


                        *SEE INSTRUCTIONS BEFORE FILLING OUT!